UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 25, 2007

INTERVEST BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23377	13-3699013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Rockefeller Plaza, Suite 400 New York, New York	10020-2002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number Including Area Code: (212) 218-2800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2007, the Board of Directors of Intervest Bancshares Corporation (the “Company”) approved an adjustment to the base salary of Mr. Keith A. Olsen, President of the Florida Division of Intervest National Bank, a wholly owned subsidiary of the Company. Effective as of May 1, 2007, Mr. Olsen will receive a base salary of $325,000.

Item 7.01	Regulation FD Disclosure.

On April 30, 2007, the Company issued a press release announcing that its board of directors approved the payment of the Company’s first cash dividend of $0.25 per share on the Company’s outstanding Class A and Class B common stock. The dividend is payable June 15, 2007 to shareholders of record on the close of business June 1, 2007. A copy of the press release is attached as Exhibit 99.1.

Item 8.01	Other Events.

On April 25, 2007, the Board of Directors of the Company authorized a share repurchase plan. Under the plan, the Company is authorized to purchase up to $10 million of its outstanding shares of Class A common stock over the next six months. The repurchases may be made in the open market at prevailing prices or in privately negotiated transactions in accordance with all applicable securities laws and regulations. Such purchases will be made, from time to time, subject to market conditions at the discretion of the Company’s management. The plan does not obligate the Company to acquire any particular amount of the Class A common stock and the plan may be suspended or discontinued at any time. A copy of the press release announcing the share repurchase plan is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated April 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERVEST BANCSHARES CORPORATION

Date: April 30, 2007	By:	/s/ Lowell S. Dansker
Lowell S. Dansker, Chairman and Executive Vice President
(Principal Executive Officer)

Date: April 30, 2007	By	/s/ John J. Arvonio
John J. Arvonio, Chief Financial and Accounting Officer
(Principal Financial Officer)